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                                                                EXHIBIT 10-h-1



                   ROCKWELL INTERNATIONAL CORPORATION


                   Resolutions adopted by The Board
                   of Directors on November 3, 1993
                   providing for Deferred Compensation
                   Policy for Non-Employee Directors
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    RESOLVED, that any Director of the Corporation who wishes to defer all or any part of the retainer fees paid in cash which such Director will be entitled to receive from the Corporation beginning January 1 of the following year, may do so by delivering a written statement to the Secretary of the Corporation to that effect, specifying the percentage of such future fees paid in cash to be deferred and the time when, or period during which, such deferred fees shall be paid to him or, in the event of his death, to his estate or beneficiary; that any such Director may terminate such deferral at any time with respect to future fees by delivering a written notice to that effect to the Secretary of the Corporation, provided, however, such termination shall not affect fees already deferred or be effective except as to fees commencing on or after the January 1 next following the date of receipt by the Secretary of the Corporation of such Director's written notice of termination; that this Board of Directors may terminate any such deferral at any time and may change the period of payment of any deferred amounts or cause any deferred amounts to be paid in a lump sum regardless of a Director's instructions with respect thereto; that there shall be credited to the total amount deferred by each Director at the end of each calendar quarter an additional amount equal to the amount then deferred multiplied by one-fourth the prime rate quoted by Mellon Bank, N.A. on the last day of such quarter, such additional amounts to be paid at the same times and in the same proportion as the payments of the fees so deferred; and that no deferred fees or additional amounts credited thereon may be assigned or otherwise transferred; and further

    RESOLVED, that the officers of this Corporation be, and each of them hereby is, authorized and empowered to take or cause to be taken such action or actions and to execute and deliver or cause to be executed and delivered such instruments, certificates and other documents as they may deem necessary or appropriate to carry out the purpose and intent of the immediately foregoing resolution; and further

    RESOLVED, that the resolutions heretofore adopted by the Board of Directors on November 12, 1980 entitled "Directors Deferred Compensation" be, and they hereby are, superseded by the two immediately foregoing resolutions, provided, however, that any deferral election made by a Director and still effective under those superseded resolutions shall continue in effect under the two immediately foregoing resolutions until terminated in accordance therewith by that Director or the Corporation.